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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this pre-effective amendment no. 1 to the registration statement of our report dated March 27, 1997 (except with respect to the matter discussed in Note 4, as to which the date is April 15, 1997 and the matters discussed in Note 15, as to which the date is January 12, 1998) on the consolidated financial statements of Computervision Corporation as of December 31, 1996, included in Parametric Technology Corporation's Annual Report on Form 10-K, for the year ended September 30, 1998 and to all references to our firm included in this registration statement.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts

March 26, 1999